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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-4 (Registration No. 333-74798) of ConocoPhillips of our report dated February 19, 2001, except for Note 29, as to which the date is September 6, 2001, relating to the consolidated financial statements, which appears in Conoco Inc.'s Current Report on Form 8-K/A dated July 16, 2001, and of our report dated March 9, 2001 relating to the financial statement schedule of Conoco Inc., which appears in Conoco Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" and "Independent Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP



Houston, Texas
January 29, 2002